AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2005

REGISTRATION NO. 333-130207
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BEACON POWER CORPORATION (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
DELAWARE (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	04-3372365 (I.R.S. EMPLOYER IDENTIFICATION NO.)
234 BALLARDVALE STREET WILMINGTON, MA 01887 (978) 694-9121 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
F. WILLIAM CAPP BEACON POWER CORPORATION 234 BALLARDVALE STREET WILMINGTON, MA 01887 (978) 694-9121 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
COPY TO:
ALBERT L. SOKOL, ESQ. EDWARDS ANGELL PALMER & DODGE LLP 101 FEDERAL STREET BOSTON, MA 02110 (617) 439-4444

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 15, 2005

PROSPECTUS

BEACON POWER CORPORATION

12,828,948 SHARES OF COMMON STOCK

On November 4, 2005, we entered into an agreement with the following entities: Iroquois Master Fund Ltd., Gryphon Master Fund, LP, GSSF Master Fund, LP, Nite Capital LP, Enable Growth Partners, LP, Enable Opportunity Partners, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Capital Ventures International and UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited.

As part of the agreement, we agreed to issue shares of our common stock and warrants for the purchase of shares of our common stock in transactions exempt from registration under the Securities Act of 1933, as amended. We have prepared this prospectus to allow the selling stockholders to sell up to an aggregate of 12,828,948 shares of our common stock.

Beacon is not selling any shares of common stock under this prospectus. This prospectus relates solely to the resale of up to an aggregate of 12,828,948 shares of Beacon Power Corporation common stock that were sold in private placements to the selling stockholders listed on page 9 of this prospectus. The selling stockholders (which term as used herein includes their respective pledges, donees, transferees or other successors-in-interest) may sell these shares at market prices prevailing at the time of sale.

Beacon will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

Our common stock is quoted on The NASDAQ Capital Market under the symbol "BCON." On December 7, 2005, the closing price of our common stock as reported by NASDAQ was $2.09 per share.

The mailing address and telephone number of our principal executive office is 234 Ballardvale Street, Wilmington, Massachusetts 01887; (978) 694-9121.

Investing in shares of our common stock involves risks.

See "Risk Factors" beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2005

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that Beacon filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock owned by them. Each time the selling stockholders offer our common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find Additional Information" for more information.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Beacon," "we" or "us" refer to Beacon Power Corporation.

The name "Beacon", our logo, Smart Power, Smart Energy and Smart Energy Matrix are trademarks of Beacon Power Corporation in the United States and/or other countries. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section as well as the information incorporated by reference into this prospectus under the heading "Where You Can Find More Information."

Beacon Power Corporation

We design, develop, configure and offer for sale advanced products and services to support more stable and reliable electricity grid operation. Our sustainable energy storage and power conversion solutions can help provide reliable electric power for the utility, renewable energy and distributed generation markets. Our products include a design for a Smart Energy Matrix, Smart Energy flywheels and Smart Power inverter systems. Our primary focus is our Smart Energy Matrix, a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution to provide frequency regulation to grid operators around the world. Because we have not yet generated a significant amount of revenue from our principal operations, we are accounted for as a development stage company under Statement of Financial Accounting Standards No. 7.

On November 4, 2005, we entered into a Securities Purchase Agreement with the following entities: Iroquois Master Fund Ltd., Gryphon Master Fund, LP, GSSF Master Fund, LP, Nite Capital LP, Enable Growth Partners, LP, Enable Opportunity Partners, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Capital Ventures International and UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited. As part of this agreement, we agreed:

•	to sell to Iroquois Master Fund 2,302,632 shares of our common stock and to issue a warrant for the purchase of 690,790 shares of our common stock;
•	to sell to Gryphon Master Fund 822,368 shares of our common stock and to issue a warrant for the purchase of 246,710 shares of our common stock;
•	to sell to GSSF Master Fund 427,632 shares of our common stock and to issue a warrant for the purchase of 128,290 shares of our common stock;
•	to sell to Nite Capital 1,250,000 shares of our common stock and to issue a warrant for the purchase of 375,000 shares of our common stock;
•	to sell to Enable Growth 986,842 shares of our common stock and to issue a warrant for the purchase of 296,053 shares of our common stock;
•	to sell to Enable Opportunity 263,158 shares of our common stock and to issue a warrant for the purchase of 78,947 shares of our common stock;
•	to sell to Truk Opportunity 1,195,437 shares of our common stock and to issue a warrant for the purchase of 358,631 shares of our common stock;
•	to sell to Truk International 54,563 shares of our common stock and to issue a warrant for the purchase of 16,369 shares of our common stock;
•	to sell to Capital Ventures International 1,250,000 shares of our common stock and to issue a warrant for the purchase of 375,000 shares of our common stock; and
•	to sell to UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited 1,315,789 shares of our common stock and to issue a warrant for the purchase of 394,737 shares of our common stock.

The aggregate number of shares of our common stock offered by the selling stockholders pursuant to this prospectus is 12,828,948.

Our principal executive offices are located at 234 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 694-9121. Our website is www.beaconpower.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

We have a history of losses and anticipate future losses and will have limited revenues in the near term. Unless we raise additional capital to operate our business, we may not be able to continue as a going concern.

We have incurred significant losses from operations since our inception. As shown in our consolidated financial statements, we incurred significant losses from operations of approximately $9,049,000, $9,138,000, and $20,867,000 and cash decreases of approximately $3,812,000, $8,957,000, and $16,335,000, during the years ended December 31, 2004, 2003, and 2002, respectively. Additionally, we reported losses of $6,153,223 through the nine months ending September 30, 2005. We are unsure if or when we will become profitable.

We had $3,384,515 of cash and cash equivalents on hand at September 30, 2005. On November 8, 2005, we closed a private placement transaction with ten accredited investors. The financing resulted in gross proceeds to us of $15,000,000 before commissions and expenses of approximately $825,000. Based on our current cash usage rates and additional expenditures expected in support of our business plan, we have adequate cash to fund operations into 2007.

Miller Wachman, LLP, our independent auditors, has included an explanatory paragraph related to a going concern uncertainty in their audit report on our consolidated financial statements for the fiscal year ended December 31, 2004, which states that "Beacon's recurring losses from operations and negative cash flows raise substantial doubt about its ability to continue as a going concern."

Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern uncertainty. If we cannot continue as a going concern, we may have to liquidate our assets and may receive significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts that holders of our common stock could receive in liquidation.

Our ability to complete development of our Smart Energy Matrix will require additional funds. Our stockholders may be adversely affected if we issue debt securities or additional equity securities to obtain financing.

In addition to the approximately $14 million we received on November 8, 2005, we will require additional funds to conduct research and development activities, market our products and services and otherwise operate as a business. We anticipate that such funds will be obtained from external sources and intend to seek additional equity or debt to fund future operations. We estimate that we will require an additional $15 million to complete development of the Smart Energy Matrix.

Our actual capital requirements will depend on many factors. If we experience unanticipated cash requirements, we may need to seek additional sources of funding, which may not be available on favorable terms, if at all. Such additional funding may only be available on terms that may, for example, cause dilution to common stockholders, have liquidation preferences and/or pre-emptive rights. If we raise additional funds by issuing debt securities or additional equity securities, existing stockholders may be adversely affected because new investors may have rights superior to current stockholders and current stockholders may be diluted.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned development for our products and services. In addition, we could be forced to take unattractive steps, such as discontinuing product development, limiting the services we may offer, reducing or foregoing sales and marketing efforts and attractive business opportunities, or discontinuing operations entirely.

We expect that it will be several years before we will recognize significant revenues from the products we intend to offer and the services we intend to provide. A large portion of our expenses are fixed, including expenses related to facilities, equipment and personnel. In addition, we expect to spend significant amounts to fund product development based on our core technologies. We also expect to incur substantial expenses to manufacture our Smart Energy Matrix product in the future. As a result, operating expenses may increase significantly over the next several years and, consequently, we will need to generate substantial commercial revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis.

For our business strategy to be effectively implemented, our Smart Energy Matrix must be successful.

We have shifted a high percentage of our development spending towards developing a specific application of our Smart Energy Matrix. If we are not successful in this development, our business strategy may be considerably harmed.

We face significant technical challenges in completing the development of our Smart Energy Matrix.

The successful development of our new 25kWh flywheel system, which is the flywheel system that will be used in the Smart Energy Matrix, involves significant technological and cost challenges. There can be no assurance that we will be successful in meeting these challenges. In addition, even if we are able to develop the new 25kWh flywheel system, we plan to integrate multiple 25kWh flywheels into a common building or container to produce our Smart Energy Matrix. This effort will pose significant technological and cost challenges including, among others:

•	it may take longer to develop cost effective designs for key components of the Smart Energy Matrix such as the rim, motor, power electronics and bearing systems, and the master controller software;
•

development and production delays and/or cost increases may occur because we rely on single-source suppliers to supply several key components to meet our engineering requirements, cost objectives and development and production schedules and we do not have contracts with all of these suppliers;

•	our ability to develop cost effective designs on schedule that will meet system performance requirements such as:
•	a rotor-cooling scheme to avoid overheating during operation;
•	cost effective bearings to ensure acceptable vibration levels at all speeds; and
•	a touchdown bearing system to stabilize the rotor during abnormal conditions such as an earthquake;
•	the ability to ramp up and maintain production rates;
•	quality and cost control from key suppliers;
•	transporting the Smart Energy Matrix safely to customer locations;
•	meeting the technical requirements for interconnection to the utility grid; and

•	developing a communication and control system adequate to meet the performance standards of the grid managers.

Our ability to continue as a going concern may negatively impact our ability to obtain customers.

The uncertainty of our ability to continue as a going concern may negatively impact our ability to successfully attract customers for our products because of potential customers' perception that we may not be able to provide product support and warranty coverage.

Competitors in the frequency regulation market include established utilities and independent service providers with far greater resources than we have.

We believe that we will be able to provide frequency regulation services using our Smart Energy Matrix at lower cost than other providers. However, this market is being served by well-known utilities and independent service providers that use conventional generators. We will be competing with these established companies that have far greater resources than we do. Companies that are providing frequency regulation include Allegheny Energy Supply Company, Commonwealth Chesapeake Company, Dominion Virginia Power, Ingenco Wholesale Power, NRG Power Marketing and Reliant Energy Services.

We have not demonstrated any ability to sell into the market for frequency regulation.

We intend to provide frequency regulation services using our Smart Energy Matrix in the spot or auction markets of regional grid operators. In order to bid in these markets, one must be qualified to do so. We expect to receive the necessary approvals, but there is no assurance we will be successful.

Our financial performance could be adversely affected if we are unable to retain key executive officers.

Because our future success and our ability to effectively implement our business plan depend to a large degree on the management provided by our executive officers, our competitiveness will depend significantly on whether we can retain members of our executive team. There can be no assurance that we will be successful in retaining our executive officers. We have employment agreements with Messrs. Spiezio, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary; and Lazarewicz, Vice President and Chief Technical Officer. The employment agreement between us and Mr. Capp, CEO and President, expired on December 31, 2004. Negotiations between Mr. Capp and us are ongoing. There can be no assurance that an agreement will be reached with Mr. Capp. The employment agreement between Beacon and Mr. Lazarewicz expires on December 31, 2005. Negotiations between Mr. Lazarewicz and us have commenced.

Market volatility may affect our stock price and the value of an investment in our common stock may be subject to sudden decreases.

The trading price for our common stock has been, and is expected to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, some of which are beyond Beacon’s control. The high and low trading prices per share of our common stock on The NASDAQ Capital Market were $1.50 and $0.14, respectively, in 2002, $1.54 and $0.16, respectively, in 2003, $1.72 and $0.25, respectively, in 2004, and $5.35 and $0.60, respectively, in this year to date. The average daily trading volume of our common stock on The NASDAQ Capital Market was 112,810 shares in 2002, 2,420,845 shares in 2003, 1,087,978 shares in 2004 and 3,540,998 shares this year through December 1, 2005. In the first half of August 2005 the daily trading volume has been significantly higher; on August 24, 2005, more than 45 million shares were traded. During periods of stock market price volatility, share prices of many companies in our industry have often fluctuated in a manner not necessarily related to their individual operating performance. Our common stock may be subject to greater price volatility than the stock market as a whole.

We have anti-takeover defenses that could delay or prevent an acquisition and changes in control in our board of directors and management, and could adversely affect the price of our common stock.

Provisions of our Certificate of Incorporation, By-laws, Rights Agreement, adopted in September 2002 and subsequently amended, and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing changes in control of our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

Our Certificate of Incorporation permits our board of directors to issue preferred stock without stockholder approval upon such terms as the board of directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

Our Certificate of Incorporation also provides for a staggered board of directors divided into three classes. A staggered board of directors lengthens the period required for our stockholders to change the composition of the board of directors, which could have the effect of preventing or delaying a change of control transaction that is not approved by our board of directors.

In addition, our Certificate of Incorporation and By-laws provide that:

•	our directors may only be removed for cause by a majority of the outstanding capital stock entitled to vote in the election of directors;
•	our stockholders do not have the power to call special meetings of stockholders; and
•

the provisions relating to the classified board, removal of directors and calling of special stockholders meetings may only be amended by a 66 2/3% vote of the outstanding shares of common stock, voting together as a single class.

These provisions make it more difficult for our stockholders to change the composition of the board of directors and approve transactions they may deem to be in their best interests that are not approved by the board of directors.

Pursuant to a Rights Agreement adopted in September 2002 and subsequently amended, we issued rights as a dividend on common stock on October 7, 2002 each of which entitles the holder to purchase $22.50 worth of Beacon common stock at half its market value in the event that any person not approved by the board of directors acquires more than 15% (35% in the case of one large shareholder, Perseus Capital, L.L.C. and its affiliates, that already owned more than 15%) of our outstanding common stock, or in the event of an acquisition by another company, $22.50 worth of the common stock of the other company at half its market value (in each case the rights held by the acquiring person are not exercisable and become void).

Our common stock may be removed from The NASDAQ Capital Market, which could cause the price to fall further and decrease its liquidity.

Our common stock trades on The NASDAQ Capital Market. To continue trading on The NASDAQ Capital Market, it must comply with The NASDAQ Capital Market's continued listing requirements set forth in Rule 4310(c), which require, among other things, that we maintain a minimum closing bid price of $1.00 per share.

If we do not continue to satisfy NASDAQ's continued listing requirements, our common stock may be delisted. The delisting of our common stock may result in the trading of the stock on the over-the-counter markets in the so-called "pink sheets" or the NASD's electronic bulletin board. Consequently, a delisting of our common stock from NASDAQ would materially reduce the liquidity of our common stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transaction and reductions in securities analysts and media coverage. This may reduce the demand for our stock and significantly destabilize the price of our stock. In addition, a delisting would materially and adversely affect our ability to raise additional necessary capital.

Failure to protect our intellectual property could impair our competitive position.

Although we are unaware of any challenges to our intellectual property, we cannot provide assurance that we have or will be able to maintain a significant proprietary position on the basic technologies used in our flywheel systems. Our ability to compete effectively against alternative technologies will be affected by our ability to protect proprietary technology, systems designs and manufacturing processes. We do not know whether any of our pending or future patent applications under which we have rights will issue, or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes from competitors. Even if all of our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits, and such suits would divert funds and resources that could be used in our business. Further, our competitors or others may independently develop or patent technologies or processes that are substantially equivalent or superior to ours.

Ongoing compliance with the Sarbanes-Oxley Act of 2002 may require additional personnel or systems changes. Any weaknesses in our internal controls could have an adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. We are in the process of documenting and testing our system of internal control over financial reporting to provide the basis for our report. At this time, we are aware that our financial reporting information systems require a significant level of manual controls to ensure the accurate reporting of our results of operations and financial position. Upon the completion of our review, certain deficiencies may be discovered that will require remediation. This remediation may require the implementation of certain information systems operating protocols and/or additional manual controls, the costs of which could have a material adverse effect on our business, financial condition and results of operations. Due to the ongoing evaluation and testing of our internal controls, there can be no assurance that there may not be significant deficiencies or material weaknesses that would be required to be reported.

Government regulation may impair our ability to market our products.

Government regulation of our products, whether at the federal, state or local level may increase the cost and price of our systems, and may have a negative impact on our revenue and profitability. We cannot provide assurance that our products will not be subject to existing or future federal and state regulations governing traditional electric utilities and other regulated entities. We do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our products.

Product liability claims against us could result in substantial expenses and negative publicity that could impair successful marketing of products.

Our business exposes us to potential product liability claims that are inherent in the manufacture, marketing and sale of electro-mechanical products, and as such, we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end users. We cannot provide assurance that our product liability insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect our business, financial condition or the price of our common stock. In addition, negative publicity in connection with the faulty design or manufacture of our products would adversely affect our ability to market and sell our products.

Safety failures by our flywheel products or those of our competitors could reduce market demand or acceptance for flywheel services or products in general.

A serious accident involving either our flywheels or competitors' similar products could be a significant deterrent to market acceptance and adversely affect our financial performance. There is the possibility of accident with any form of energy storage. In particular, if a metal flywheel fails and the stored energy is released, the flywheel could break into fragments that could be ejected at a high rate of speed. Because our flywheels are composed of a composite material, any failure by it is expected to be more benign.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and variations of such words and other similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading "Risk Factors" on page 2 of this prospectus and (ii) elsewhere in this prospectus.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings that are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We have paid or agreed to pay the expenses of registering the common stock being offered by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

We are registering the shares of our common stock offered by this prospectus on behalf of the selling stockholders named in the table below. The selling stockholders, including their transferees, pledges, assignees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. We have agreed to use reasonable best efforts to register the resale of the shares, including shares underlying the warrants, issued to the selling stockholders.

Pursuant to a Securities Purchase Agreement dated November 4, 2005 among Beacon and those purchasers identified below, we agreed to issue shares of our common stock and warrants for the purchase of shares of our common stock. The purchasers were Iroquois Master Fund Ltd., Gryphon Master Fund, LP, GSSF Master Fund, LP, Nite Capital LP, Enable Growth Partners, LP, Enable Opportunity Partners, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Capital Ventures International and UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited.

The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of December 7, 2005 by the selling stockholders. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that the selling stockholders may offer under this prospectus. The number of shares in the column "Shares Beneficially Owned After Offering" assumes that the selling stockholders sell all of their respective shares of our common stock offered by this prospectus. The selling stockholders may sell some, all or none of their respective shares of our common stock. We do not know how long the selling stockholders will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of our common stock. The information in the table below is current only as of the date of this prospectus.

In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnote below, we believe the selling stockholders named in this table have sole voting and investment power over the shares of our common stock indicated. Applicable percentages are based on 58,278,344 shares of our common stock outstanding on December 7, 2005.

	Shares Beneficially Owned		Number of Shares	Shares Beneficially Owned
	Prior to Offering		Being Offered	After Offering
Name	Number	Percent		Number	Percent
Iroquois Master Fund Ltd. (1)	2,993,422	4.99%	2,993,422	-	-
Gryphon Master Fund, LP (2)	1,069,078	1.83%	1,069,078	-	-
GSSF Master Fund, LP (3)	555,922	0.95%	555,922	-	-
Nite Capital LP (4)	1,625,000	2.77%	1,625,000	-	-
Enable Growth Partners, LP (5)	1,282,895	2.19%	1,282,895	-	-
Enable Opportunity Partners, LP (6)	342,105	0.59%	342,105	-	-
Truk Opportunity Fund, LLC (7)	1,554,068	2.65%	1,554,068	-	-
Truk International Fund, LP (8)	70,932	0.12%	70,932	-	-
Capital Venture International (9)	1,625,000	2.77%	1,625,000	-	-
UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited (10)	1,710,526	2.92%	1,710,526	-	-

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(1)

Includes 2,302,632 shares that were sold to Iroquois Master Fund and 690,790 shares that are issuable upon exercise of a warrant issued to Iroquois Master Fund on November 4, 2005. The percentage of shares that may be beneficially owned by Iroquois Master Fund is limited by the terms of the warrant. The warrant provides that the total number of shares beneficially owned cannot exceed 4.99% (including, for purposes of such calculation, the shares issuable upon exercise of the warrant), unless the limitation is waived. To date, Iroquois Master Fund has not waived its limitation. Mr. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund. Mr. Silverman disclaims beneficial ownership over these shares.

(2)

Includes 822,368 shares that were sold to Gryphon Master Fund and 246,710 shares that are issuable upon exercise of a warrant issued to Gryphon Master Fund on November 4, 2005. E. B. Lyon IV has voting control over the shares held by Gryphon Master Fund and disclaims beneficial ownership over these shares.

(3)

Includes 427,632 shares that were sold to GSSF Master Fund and 128,290 shares that are issuable upon exercise of a warrant issued to GSSF Master Fund on November 4, 2005. E. B. Lyon IV has voting control over the shares held by GSSF Master Fund and disclaims beneficial ownership over these shares.

(4)

Includes 1,250,000 shares that were sold to Nite Capital and 375,000 shares that are issuable upon exercise of a warrant issued to Nite Capital on November 4, 2005. Keith Goodman, a Manager of the General Partner of Nite Capital LP, exercises investment and voting control over the securities owned by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of the securities owned by Nite Capital LP.

(5)	Includes 986,842 shares that were sold to Enable Growth and 296,053 shares that are issuable upon exercise of a warrant issued to Enable Growth on November 4, 2005.
(6)	Includes 263,158 shares that were sold to Enable Opportunity and 78,947 shares that are issuable upon exercise of a warrant issued to Enable Opportunity on November 4, 2005.

(7)

Includes 1,195,437 shares that were sold to Truk Opportunity and 358,631 shares that are issuable upon exercise of a warrant issued to Truk Opportunity on November 4, 2005. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity, exercise investment and voting control over the securities owned by Truk Opportunity. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity.

(8)

Includes 54,563 shares that were sold to Truk International and 16,369 shares that are issuable upon exercise of a warrant issued to Truk International on November 4, 2005. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International, exercise investment and voting control over the securities owned by Truk International. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International.

(9)	Includes 1,250,000 shares that were sold to Capital Ventures International and 375,000 shares that are issuable upon exercise of a warrant issued to Capital Ventures International on November 4, 2005.
(10)

Includes 1,315,789 shares that were sold to UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited and 394,737 shares that are issuable upon exercise of a warrant issued to UBS O'Connor LLC FBO O'Connor PIPES Corporate Strategies Master Limited on November 4, 2005.

Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts.

EXPERTS

Miller Wachman, LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. These financial statements are incorporated by reference in reliance upon the reports of Miller Wachman, LLP given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Beacon, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on The NASDAQ Capital Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Beacon and our common stock:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•

our Current Reports on Forms 8-K dated February 14, 2005, February 16, 2005, February 18, 2005, March 4, 2005, April 25, 2005, May 10, 1005, May 26, 2005, June 17, 2005, June 29, 2005, July 26, 2005, July 27, 2005, July 29, 2005, August 9, 2005, September 16, 2005, October 3, 2005, October 13, 2005, November 7, 2005, November 22, 2005 and November 29, 2005.

We incorporate by reference into this registration statement any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. This means that we can disclose important business, financial and other information in this registration statement by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this registration statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Beacon Power Corporation, 234 Ballardvale Street, Wilmington, Massachusetts 01887, (978) 694-9121.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

-------------------------

12,828,948 Shares

BEACON POWER CORPORATION

Common Stock

-------------------------

PROSPECTUS

-------------------------

, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than any commissions payable by the selling stockholders. All of such fees expenses, except for the Registration Fee, are estimated and shall be borne by the registrant:

Registration Fee—Securities and Exchange Commission	$ 2,733
Accounting fees and expenses	5,000
Legal fees and expenses	5,000
Blue Sky fees and expenses	5,000
Printing fees and expenses	5,000
Miscellaneous expenses	5,000
Total	$ 27,733

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's certificate of incorporation limits the liability of its directors, officers and various other parties whom it has requested to serve as directors, officers, trustees or in similar capacities with other entities to it or its stockholders for any liability arising from an action to which such persons were party by reason of the fact that they were serving the registrant or at its request to the fullest extent not prohibited by the Delaware General Corporation Law. This provision does not eliminate any applicable fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The registrant maintains liability insurance for its directors and officers.

The foregoing summary is necessarily subject to the complete text of the Delaware General Corporation Law, the registrant's Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnification agreements entered into between the registrant and each of its directors and officers and the registrant's directors' and officers' liability insurance policy and is qualified in its entirety by reference thereto.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number ----------	Description -------------------------

II-1

4.1 (1)	Sixth Amended and Restated Certificate of Incorporation of Beacon Power Corporation
4.2 (1)	Amended and Restated By-laws of Beacon Power Corporation
4.3 +	Form of Common Stock Certificate

4.4 (2)	Rights Agreement dated September 25, 2002 between Beacon Power Corporation and EquiServe Trust Company, N.A.
4.5 (3)	Amendment No. 1 to Rights Agreement dated December 27, 2002 between Beacon Power Corporation and EquiServe Trust Company, N.A.

5.1 +	Opinion of Edwards Angell Palmer & Dodge LLP

23.1 +	Consent of Edwards Angell Palmer & Dodge LLP (See Exhibit 5.1)

23.2 *	Consent of Miller Wachman, LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

-------------------------------

(1)	Incorporated by reference from the Form S-1 filed on November 16, 2000 (File No. 333-43386).
(2)	Incorporated by reference from the Form 8-K filed on October 4, 2002 (File No. 001-16171).
(3)	Incorporated by reference from the Form 10-K filed on March 31, 2003 (File No. 001-16171).

+	Previously filed.
*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

II-2

2.              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.              That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on December 15, 2005.

BEACON POWER CORPORATION

By:	/s/ F. William Capp
F. William Capp
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
*	President and Chief Executive Officer, and Director
F. William Capp	(Principal Executive Officer)	December 15, 2005
*	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
James M. Spiezio	(Principal Financial and Accounting Officer)	December 15, 2005
*
Stephen P. Adik	Director	December 15, 2005
*
John C. Fox	Director	December 15, 2005
*
Jack P. Smith	Director	December 15, 2005

*
Kenneth M. Socha	Director	December 15, 2005
*
William E. Stanton	Director	December 15, 2005
*
Lisa W. Zappala	Director	December 15, 2005
* /s/ F. William Capp
F. William Capp		December 15, 2005
Attorney in fact

EXHIBIT INDEX

Exhibit Number ----------	Description ------------------------------------

4.1 (1)	Sixth Amended and Restated Certificate of Incorporation of Beacon Power Corporation
4.2 (1)	Amended and Restated By-laws of Beacon Power Corporation
4.3 +	Form of Common Stock Certificate

4.4 (2)	Rights Agreement dated September 25, 2002 between Beacon Power Corporation and EquiServe Trust Company, N.A.
4.5 (3)	Amendment No. 1 to Rights Agreement dated December 27, 2002 between Beacon Power Corporation and EquiServe Trust Company, N.A.

5.1 +	Opinion of Edwards Angell Palmer & Dodge LLP

23.1 +	Consent of Edwards Angell Palmer & Dodge LLP (See Exhibit 5.1)

23.2 *	Consent of Miller Wachman, LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

------------------------

(1)	Incorporated by reference from the Form S-1 filed on November 16, 2000 (File No. 333-43386).
(2)	Incorporated by reference from the Form 8-K filed on October 4, 2002 (File No. 001-16171).
(3)	Incorporated by reference from the Form 10-K filed on March 31, 2003 (File No. 001-16171).

+	Previously filed.
*	To be filed by amendment.